EXHIBIT 10.9



                       PARTNERING AGREEMENT MEMORANDUM

      This PARTNERING AGREEMENT MEMORANDUM (the "Memorandum") is made effective the 27th day of September 2002, between the Government of the United Kingdom of Great Britain and Northern Ireland (the "Government") and Odyssey Marine Exploration, Inc. ("Odyssey").

1)   Memorandum

     a) This Memorandum sets forth the principal terms of a confidential agreement titled "Agreement Concerning the Shipwreck HMS Sussex" (the "Agreement").

     b)  This Memorandum is qualified in its entirety by the Agreement.

2)   Project Plan

     a) Odyssey and the Government have made arrangements for the approval process of the project plan that will set forth, amongst other things, the equipment, personnel and methodologies to be employed in the exploration of the shipwreck believed to be HMS Sussex and the conservation and documentation of any artefacts that may be retrieved from the shipwreck.

     b) The approval process provides 45 days for the Government to provide comments and may take up to one hundred days from the date on which Odyssey submits the project plan to the Government for approval.

     c) Odyssey has agreed not to conduct any activities at the site until such time as the project plan has been agreed, provided however, that Odyssey is entitled to conduct a pre-disturbance survey in advance of the approved project plan.

3)   Fees and Deposits

     a) Within seven days of signing the Agreement, Odyssey shall pay a refundable license fee of 5,000 English Pounds.

     b) Prior to beginning the exploration, Odyssey will place on deposit with the Government the sum of up to 250,000 English Pounds. In the event the exploration does not provide sufficient revenue to pay the Governments expenses related to the Agreement, the funds would be used to pay such expenses.

     c) In the event it becomes reasonably evident that the Wreck is that of HMS Sussex and approximately $3.5 million worth of artefacts have been retrieved and transported to a secure conservation facility, Odyssey will notify the Government and the Government shall return the Expense Deposit to Odyssey forthwith.

     d) Prior to beginning the exploration, Odyssey shall place on deposit with the Government the sum of $100,000 to assure the Government that funds are available for the conservation and documentation of any artefacts retrieved from the site. This deposit may be adjusted upwards or downwards depending upon the anticipated cost of conservation and documentation.


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     e)  When it becomes reasonably apparent that the cost of conserving and documenting the Artefacts will be substantially less than the Deposit, the Government will return such excess Deposit to Odyssey.

     f) Upon payment of the License Fee, the Expense Deposit, the Conservation Deposit and agreement of the Project Plan Odyssey may commence the Activities subject to the provisions of this Agreement.

4)   Government Representatives

     a) The Government may appoint two representatives to monitor and record the exploration to determine whether the activities are being carried out in compliance with the project plan.

5)   Sharing Arrangements

     a) Odyssey and the Government have agreed upon the following sharing arrangements with respect to the aggregate amount of the appraised values and/or selling prices of the Artefacts, net of agreed selling expenses.

                 Range                  Government          Odyssey

     i)    $0 - $45 million                 20%               80%
    ii)    $45 million to $500 million      50%               50%
   iii)    Above $500 million               60%               40%

     b) Once the aggregate amount of the appraised values for the artefacts and the net proceeds of any sales of artefacts exceed forty-five million dollars, Odyssey will be entitled to own and possess its relative share of the remaining artefacts.

     c) If the aggregate amount of the appraised values for the artefacts and the net proceeds of any sales of artefacts exceed forty-five million dollars, the Parties will endeavor to formulate a joint marketing plan for the placement and sales of the remaining artefacts.

     d) The Government shall at all times be considered the owner of the shipwreck

6)   Intellectual Property Rights

     a) Odyssey will pay the Government 10% of any net income derived from intellectual property rights associated with the project.

7)   Merchandising Income

     a) The Government has granted the exclusive worldwide right to use the name "HMS Sussex" in association with sales and marketing of merchandise (exclusive of artefacts) related to the wreck of HMS Sussex.

     b) Odyssey will pay the Government a fee equal to three percent of its gross sales of merchandise that utilizes the name "HMS Sussex".

8)   Expenses of the Project

     a) Odyssey will be responsible for the payment of all expenses, including financing expenses and up to 250,000 English Pounds of government expenses related to the project.

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9)   Term and Termination

     a) The term of the Agreement is for twenty years from the date Odyssey commences operations.

     b)  The agreement may be terminated in the event:

         i) The Parties cannot agree upon a project plan within 100 days from the date on which Odyssey submits the project plan to the Government.

        ii)  The shipwreck is not HMS Sussex

       iii) No artefacts have been retrieved from the site with eighteen months from the date that the Parties agree to the project plan

        iv) Any serious breach by Odyssey of any of its obligations under the Agreement.

10)  Exclusivity of Excavation

     a) During the term of the Agreement, the Government shall not, without the consent of Odyssey, permit any other person or entity to carry on activities of the kind described in the project plan in respect to HMS Sussex.

11)  Governing Law

     a) The Agreement will be governed under English Law and the Parties have mutually agreed to arbitration for settlement of any disputes related to the Agreement.

12)  Confidentiality

     a) The Agreement contains a confidentiality clause governing the release of information concerning the Agreement and all documents relating to its execution.

Acknowledged this 27th day of September, 2002

For the Government of the United Kingdom and Northern Ireland

By: /s/


For Odyssey Marine Exploration, Inc.


By:/s/ John C. Morris            By:/s/ Gregory P. Stemm









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